September 16, 1999


Mr. Marc Byron
Chief Executive Officer
Paradigm Direct LLC
Two Executive Drive
Fort Lee, NJ 07024

RE:    LETTER OF INTENT

Dear Marc:

This is to set forth the letter of intent between Protection One Alarm Monitoring, Inc., 600 Corporate Pointe, Suite 1200, Culver City, California 90230 (herein "Protection One") and Paradigm Direct, LLC, Two Executive Drive, Fort Lee, New Jersey 07024 (herein "Paradigm") with respect to the proposed marketing relationship which will be memorialized in a more comprehensive and final agreement ("Marketing Agreement') between Protection One and Paradigm. However, in order to allow the parties to commence a pilot program, we have committed to putting forth our intentions in this letter.

1. Name: Paradigm would conduct business under the Marketing Agreement under the name Protection One Marketing Services ("POMS").

2. Term: The term of the Marketing Agreement would be for three years (each referred to herein as a "Marketing Year") following the completion of the Pilot Program as described below. The first Marketing Year would start following completion of the Pilot Program, which would be such time as Paradigm has delivered 2,500 accounts to Protection One; Paradigm would use its best efforts to produce these first 2,500 sales within the 5 month time frame or sooner.

3. New Accounts: Protection One currently anticipates that it could accept up to 50,000 new accounts during the first year. Protection One would pay Paradigm $775.00 per installed account with monthly recurring revenue of $32.95 per month and meeting the criteria set forth in the Marketing Agreement ("Qualified Account(s)"). A sample of customary account criteria for installed accounts is attached to this letter as Exhibit A, and Exhibit A shall be the required account criteria during the Pilot Program. No later than ninety days prior to the end of the first Marketing Year the parties would agree on the targeted number of sales, the minimum monthly recurring revenue per account and the amount to be paid for those sales for the second Marketing Year. The same process would occur with respect to the third Marketing Year.

4. Termination: Protection One would be free to terminate the agreement in the event the Pilot Program is not concluded within 5 months from the effective date of this letter of intent.

Marc Byron, Letter of Intent
September 16, 1999, p.2


Additionally, Protection One would be free to cancel the agreement after the first year in any of the following circumstances:

      Paradigm does not deliver the targeted number of accounts for the previous
         Marketing Year (or any lesser minimum established by Protection One), subject to a 10% cushion for the targeted number, or in the event attrition on accounts delivered by Paradigm exceeds by 25% or greater, that of a statistically valid random sample of Protection One's traditional dealer business over a similar period of time, or in the event either Marc Byron or David Graf are no longer employees of either Paradigm or an organization that owns a controlling interest in Paradigm; or are no longer actively involved in the management of POMS or the program created by the Marketing Agreement.

Management Fee: Upon signing of this letter of intent, Paradigm will bill Protection One in full for a $1million management fee, which will constitute payment in full for all services provided by Paradigm during June, July and August of 1999. Protection One will pay the management fee upon the sooner of the signing of the Marketing Agreement or thirty (30) days following the signing of this Letter of Intent. The parties intend to enter into the Marketing Agreement no later than the end of September, and earlier if possible.

6. Pre-payment of Pilot Programs: Protection One would prepay Paradigm for the 2,500 Pilot Program Qualified Accounts in the amount of $856.70 per account, or an aggregate of $2,141,750. One-half of this amount would be billed in November of 1999 and the balance would be billed in January of 2000. These invoices would be due net 30 days. In the event the program is terminated as provided for above, and the 2500 Pilot Program accounts have not been delivered by Paradigm, then Protection One shall be entitled to a refund of the full purchase price of $856.70 for each such Qualified Account less than 2500, that is delivered to Protection One. Such refund would be due net 30 days from termination of the program.

7. Continuing Fees: Protection One would pay Paradigm $20 for each account that remains an account in good standing (paid through the term) for each twelve month period of time for the life of the account, regardless of whether or not the Marketing Agreement is in effect. Protection One would provide a list of such active and current accounts to Paradigm at the end of each twelve month period, and Paradigm will bill Protection One for those accounts for which the $20 payment is due. Provided that the Marketing Agreement remains in effect and Paradigm is not in breach of any of the terms thereof, Protection One would allow a limited-term grace period (to be defined in the Marketing Agreement) following the expiration of each year, for the accounts to become current. If upon the expiration of such grace period, such accounts become current, then Paradigm would be entitled to the $20 payment for such account. Notwithstanding anything to the contrary contained in this section, in the event the Marketing Agreement is terminated,

Marc Byron, Letter of Intent
September 16, 1999, p.3


Protection One would have the option to make a one time lump sum payment of $75.00 per account at the time of termination in lieu of any further $20 obligations. Additionally, Paradigm would have the option to request a one time lump sum payment of $60.00 per account at the time of termination in lieu of any further $20 obligations, provided, however, that such lump sum payment does not cause Protection One to default on its debt covenants. Payment of the lump payment would be due within 30 days of the effective time of termination.

8. Overhead: Protection One would pay Paradigm, for the Pilot Period and the First Marketing Year, the Overhead, plus 10%, for the marketing personnel reallocated from Protection One to Paradigm/POMS. For the purposes of this letter of intent, "Overhead" is defined as current salary plus benefits, however, the 10% mark up shall apply to base salaries only. Ninety days prior to the end of the first year and similarly in each rolling twelve month period, Paradigm and Protection One would agree upon the appropriate employee headcount that Protection One will reimburse to Paradigm (plus the 10% mark-up) for the succeeding year. Paradigm would have sole discretion as to whether or not to continue the employment of any persons whose Overhead is not reimbursed by Protection One. Paradigm would conduct normal course of business personnel reviews every six months for each employee to determine appropriateness for raises, bonuses, new assignments or other normal course of business review procedures. The Marketing Agreement would include a specific listing of all personnel and salaries at that time who will be transitioned to Paradigm/POMS, and also would include some specific benchmarks for salary increases and benefits. Those reallocated employees who would have been eligible had they remained Protection One employees, will be eligible for participation in Protection One's short term incentive plans for 1999 and 2000, provided, however, such employees will be subject to the same criteria for pay out under those plans as regular Protection One employees. Additionally, for those reallocated employees who have been awarded stock options under Protection One's stock option or long term incentive plans, continuing employment with POMS shall be treated as continuing employment with Protection One for the purpose of determining vesting under those plans. The reallocation of personnel will occur upon signing of this Letter and Overhead charges will accrue as of that date. Protection One shall pay the Overhead payments monthly, in advance, with the first payment, including sums incurred prior to such date, being due upon signing of the Marketing Agreement.

9.    Leads Management:  Paradigm would generate qualified leads for sale to

Protection One. In order to qualify for sale, a lead must be (a) subject to taped verification of customer's agreement to a sales appointment; (b) within the service territory of Protection One, as amended from time to time; (c) credit scored at a minimum of 600 FICO score. Protection One's service territory will be defined in the Marketing Agreement but would generally be described as a geographic territory within a certain radius of existing Protection One operations facilities. Paradigm would sell the qualified leads to Protection One for $115.00 each. Payment would be due net 30. Leads generated during the Pilot Period will be subject to the terms of this paragraph.

Marc Byron, Letter of Intent
September 16, 1999, p.4


10.      Miscellaneous:

      A) Agency and consulting fees: Any agency or consultancy fees sought to be reimbursed by Paradigm from Protection One would require pre-approval in writing. Protection One would establish in advance a minimum budget per quarter for such expenses.

      B) Paradigm would submit a plan for monthly sales. In the event Paradigm wishes to exceed that forecast by more than 20%, Paradigm would obtain prior consent in writing from Protection One.

      C) ADEMCO rebate: Protection One would retain the rebate in full.

      D) Management of dealer program: Protection One would retain management of its dealer program.

      E) Credit scoring: The Marketing Agreement would contain credit scoring criteria for POMS new customers, with a floor of FICO 600 or the equivalent. POMS would obtain Protection One's prior written approval before marketing to the sub 600 marketplace.

      F) The Marketing Agreement would provide a budget for certain specified direct expenses incurred by POMS to be billed directly to Protection One and paid net 30 days. 90 days prior to the end of each year of the Marketing Agreement, a budget for such expenses would be provided by POMS to Protection One for approval.

      G) The Marketing Agreement shall contain such indemnities as are customary to contracts of that type and during the Pilot Period, the parties agree that each of them shall hold harmless and indemnify the other and each of their parent, subsidiary, or affiliated companies and their officers, directors, shareholders, employees, attorneys and agents, from all claims, demands, causes of action and liabilities of every kind or nature, including reasonable attorneys fees, arising out of or related to this Letter or the Marketing Agreement, asserted by any past, present or future officer, director, shareholder, employee, attorney, agent or creditor of the indemnifying party, any of such party's affiliated companies, any prospective or actual customer of the services contemplated by this letter, and any other third parties, except any such claims, demands, causes of action or liabilities arising solely out of the action or inaction of such party seeking indemnification.

      H) Paradigm agrees that for as long as this Letter and the Marketing Agreement are in effect, it will not enter into any marketing or other relationship with any other security alarm service company or other competitor of Protection One offering the same or similar services to those of Protection One. Additionally, the Marketing Agreement will contain provisions customary in the industry regarding solicitation of customer accounts.

Marc Byron, Letter of Intent
September 16, 1999, p.5


      I) Each party agrees that it will keep the terms of this Letter and the Marketing Agreement confidential and will only disclose the details thereof to those persons associated with each party that have a need to know or as necessary to comply with applicable law. The Marketing Agreement will contain such further terms regarding confidentiality and disclosure as are agreed to by the parties. Neither party shall make any press releases concerning the subject matter of this Letter or the Marketing Agreement without the express written consent of the other party.

11. Approvals: Except as specifically set forth in section 12 below, the transactions contemplated by this letter of intent are subject to:

      the approval of the transactions contemplated hereby by the Boards of Directors of each party, and,

      the negotiation, execution and delivery of the Marketing Agreement by Protection One and Paradigm upon mutually agreeable terms and conditions, and theapproval and or licensing as may be required by any governmental agency or administrative body necessary to lawfully consummate the transactions contemplated hereby.

12. Failure to Agree: In the event the Marketing Agreement is not entered into by December 31, 1999 for any reason, the following shall occur:

      Paradigm shall be entitled to retain the $1,000,000 management fee,

      Protection One shall reimburse Paradigm for each Pilot Period account delivered to Protection One during such period at the rate set forth in paragraph 6 above,

      Protection One shall reimburse Paradigm for each qualified lead delivered to Protection One during such period at the rate set forth in paragraph 9 above,

      Thepersonnel   reallocated   to  POMS  would  return  to  Protection   One
         employment, and accrued but unpaid Overhead, if any, would be paid to Paradigm.

      Other than as set forth in A, B, C and D above, neither party shall have any further obligation to the other.

         IN WITNESS WHEREOF, this letter of intent is entered into by each of the parties as set forth below, to be effective as of September 15, 1999.

Protection One Alarm Monitoring, Inc.            Paradigm Direct, LLC

By:/s/ Annette Beck                              By:/s/ Marc Byron
Title:    President & COO                        Title:       CEO

Marc Byron, Letter of Intent
September 16, 1999, p.6


                                    EXHIBIT A

                     INSTALLED CUSTOMER ACCOUNT REQUIREMENTS

Each Customer Account offered to Protection One must comply with the following:

      theinstallation of the alarm system to be installed pursuant to the applicable Dealer Contract and P-ONE Contract shall be completed and the alarm system shall be fully operational, capable of being monitored by Protection One's monitoring facility, and capable of being billed for monitoring and repair services by Protection One, with Protection One having a reasonable expectation of payment therefor;

      Protection One shall have received, in it's reasonable judgment, a satisfactory result from it's telephone survey to the Customer;

      the Customer Account shall have met the criteria set forth in the definition of Customer Account;

      alloriginal documentation (including monitoring codes, upload codes, download codes, installer codes and programming codes) shall have been delivered to Protection One;

      thealarm  system  shall  have  sent  test  signals  to  Protection   One's
         monitoring  facility in a manner  reasonably  acceptable  to Protection
         One;

      the Customer shall have paid or financed: (i) the complete sales price for the alarm system or (ii) the complete installation and labor charges for a non-sold system;

      theCustomer shall have met Protection One's minimum credit requirements as set forth in the Letter of Intent dated September 15, 1999, at the time such Customer's credit score was run by Paradigm; and

      theinstallation of the alarm system shall be compliant with the standard as set forth in the P-ONE Installation Manual.